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                                   EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT


SUBSIDIARY                            STATE OF INCORPORATION
-----------------------------         ------------------------------------

The Canton Oil & Gas Company          Ohio

Ward Lake Drilling, Inc.              Michigan

Peake Energy, Inc.                    Delaware


As of December 31, 1999, the other subsidiaries included in the registrant's consolidated financial statements, and all other subsidiaries considered in the aggregate as a single subsidiary, did not constitute a significant subsidiary.